Exhibit 99.1
Community Bankers Trust Corporation Announces
Results of Annual Meeting of Stockholders
and Conversion of Georgia Operations
June 24, 2009 (Glen Allen, Virginia) – Community Bankers Trust Corporation, the holding company for Essex Bank (the “Company”) (NYSE Amex: BTC), announced that the Company held its annual meeting of stockholders on June 18, 2009. The annual meeting was the first meeting of stockholders since the Company merged with each of BOE Financial Services of Virginia, Inc. and TransCommunity Financial Corporation in May 2008. A copy of the materials that management presented to the Company’s stockholders at the meeting is publicly available on the “investor information” page of the Company’s internet web site at www.cbtrustcorp.com.
The Company also announced that its stockholders approved all of the proposals that it presented at the annual meeting. These proposals included the approval of an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 200,000,000 and the approval of the Company’s 2009 Stock Incentive Plan. Other proposals were the election of P. Emerson Hughes, Jr., George M. Longest, Jr., John C. Watkins and Robin T. Williams to serve as directors for terms of three years, the approval of an advisory proposal relating to the Company’s executive compensation and the ratification of the appointment of the firm of Elliott Davis, LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.
George M. Longest, Jr., the Company’s President and Chief Executive Officer, stated, “We very much appreciate the support from all of our stockholders over the past year. Our industry has seen many challenges in the past 12 months, and we expect the remainder of 2009 to be equally as challenging. We are very proud of our growth during this time and what we have accomplished in a relatively short period of time, and we remain optimistic about our Company and its future.”
The Company also announced that, in June 2009, it successfully converted its Georgia banking operations into the Essex Bank systems platform. In November 2008, Essex Bank acquired certain assets and assumed all deposit liabilities relating to four former branch offices of The Community Bank, a Georgia state-chartered bank, from the Federal Deposit Insurance Corporation, who acted as the receiver for The Community Bank after it was closed by the Georgia Department of Banking and Finance. In connection with this transaction, Essex Bank purchased the former banking premises of The Community Bank and has operated them under the “Essex Bank” name since November 2008. The conversion completes the integration of the Georgia operations into Essex Bank’s operations.
The Company expects to complete the conversion of its Maryland banking operations, which Essex Bank acquired in another FDIC-assisted transaction, in August 2009. Essex Bank has operated the seven former branch offices of Suburban Federal Savings Bank under the “Essex Bank” name since January 2009.

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About Community Bankers Trust Corporation
Community Bankers Trust Corporation is a well-capitalized, single-bank holding company headquartered in the greater Richmond, Virginia market, with approximately $1.3 billion in assets, $1.1 billion in deposits, $810 million in loans, and $175 million in capital at March 31, 2009. Based on the closing stock price of $3.50 per common share on June 23, 2009, total market capitalization for the Company is $75.1 million.
The Company is the holding company for Essex Bank, a Virginia state bank with 25 full-service offices, 14 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. In Virginia, two offices each operate under the name of “Bank of Goochland” and “Bank of Powhatan,” and one office each operates under the names of “Bank of Louisa” and “Bank of Rockbridge.”
Additional information is available on the Company’s website at www.cbtrustcorp.com.
Forward-Looking Statements
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, growth strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: general economic and market conditions, either nationally or locally; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the quality or composition of the Company’s loan or investment portfolios; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. These factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other reports that the Company files with or furnishes to the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.
Contact: Bruce E. Thomas
Senior Vice President and Chief Financial Officer
Community Bankers Trust Corporation
804-443-4343